Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES THIRD QUARTER 2017 RESULTS

Results Impacted by Chassis Availability Issues;

Underlying Business and Backlog Remain Strong

Third Quarter Highlights:

•                  Company reported third quarter revenue of $125.3 million

•                  Produced net income of $9.3 million, or $0.40 per diluted share

•                  Company reduces Full-Year 2017 outlook based on chassis availability issues impacting both Attachments and Solutions segments

•                  Both segments observing strong backlog and future demand trends

•                  Cash dividend of $0.24 per share paid on September 29, 2017

November 6, 2017 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the third quarter ended September 30, 2017.

James L. Janik, Chairman, President and Chief Executive Officer commented, “While we are pleased with the underlying strength of our business and our operational performance this quarter, we did encounter external issues that impacted our results. Despite seeing sequential improvements in chassis availability for our municipal products, the issue is not fully resolved. In addition, our Work Truck Solutions segment encountered a separate chassis availability issue starting in September, as work trucks were diverted to other areas of the country following recent natural disasters. While both challenges are temporary, they will continue to impact our results in the near-term.”

Janik added, “Despite the below average snowfall for two consecutive years, our commercial snow and ice control products have performed well over the 2017 pre-season period, and we move into the start of the traditional snow season in a strong position to execute. Overall, we remain focused on the ongoing implementation of DDMS across all aspects of the business, delivering productivity improvements, and are working closely with our OEM partners to understand and mitigate the chassis availability challenges we are experiencing.”

As previously announced on August 23, 2017, as part of a planned management transition, Sarah Lauber joined the Company as Chief Financial Officer, and Bob McCormick was promoted to Chief Operating Officer.

PRIVILEGED AND CONFIDENTIAL

Consolidated Third Quarter 2017 Results

As a reminder, the Company completed the acquisition of Dejana Truck and Utility Equipment on July 15, 2016, creating the Work Truck Solutions segment. As such, all references to results for the third quarter of 2016 for the Work Truck Solutions segment refer to the period from July 16, 2016 to September 30, 2016.

Net sales were $125.3 million in the third quarter of 2017, a slight increase when compared to third quarter 2016 net sales of $123.6 million. This slight increase is attributable to the comparison of a full quarter of results of the Work Truck Solutions segment in the current year as compared to a partial quarter in the prior year, offset, in part, by lower revenues in the Work Truck Attachments segment.

Gross profit was $36.1 million, or 28.8% of net sales, for the third quarter of 2017, compared to $36.6 million, or 29.7% of net sales, in the third quarter of 2016. The decrease in gross profit is primarily the result of lower overall volumes in Work Truck Attachments due primarily to the impacts flowing from below average levels of snowfall in the snow season ended March 31, 2017 and a lower margin channel mix in Work Truck Solutions.

Net income for the third quarter of 2017 was $9.3 million, or $0.40 per diluted share based on weighted average shares of 22.6 million shares, an increase of $2.0 million and $0.08 per diluted share when compared to third quarter 2016 net income of $7.3 million, or $0.32 per diluted share based on weighted average shares of 22.5 million shares. Net income increased with lower gross profit due to favorable changes in selling, general and administrative expenses namely incentive compensation and acquisition related costs.

The Company reported Adjusted EBITDA of $24.2 million in the third quarter of 2017, a slight decrease when compared to Adjusted EBITDA of $25.1 million recorded in the third quarter of 2016.

The effective tax rate for the third quarter of 2017 was 38.1%. The estimated effective tax rate for full year 2017 is expected to be approximately 36.0%. The effective rate for the quarter is higher than the expected rate for the full year due to changes in deferred income tax rates in the states where the Company files.

Work Truck Attachments Third Quarter 2017 Results

For the third quarter 2017, the Work Truck Attachments segment recorded revenue of $98.0 million, resulting in income from operations of $23.1 million, compared to $100.4 million in revenue and income from operations of $24.1 million in the third quarter of 2016. Though slightly lower than the previous year, results were generally in line with internal expectations. As previously noted, municipal products continued to be negatively impacted by chassis availability issues. The impact was partially offset by slightly better than expected results for commercial snow and ice control focused products, which include a pre-season ordering period that extends across the second and third quarters. As expected, 2017 pre-season sales were more heavily weighted towards the second quarter versus the third quarter in an approximate 55%-45% split, which is in line with historical trends and averages.

We produced better than expected results during the pre-season order period for our commercial snow and ice products. There were several factors driving this performance, including the ongoing stability in the economy, continued strength in light truck sales, positive dealer sentiment, plus the positive response to our new product launches. For our municipal focused products, while demand and backlog remain strong, the ongoing chassis availability issue continued during the third quarter. While the situation is slowly improving, we do expect to see an impact in our fourth quarter results,” said Janik.

- MORE

Work Truck Solutions Third Quarter 2017 Results

For the third quarter, the Work Truck Solutions segment produced revenue of $32.2 million, an increase of 18.8% compared to segment revenue of $27.1 million in the third quarter of 2016. The segment recorded $1.8 million in income from operations for the quarter, compared to the segment’s reported loss from operations of $0.4 million in the third quarter of 2016.  Income from operations increased due acquisition related items related to purchase accounting and earnout liability.

Janik explained, “The integration of the Work Truck Solutions segment continues to progress well and over 80% of employees have received DDMS training in the past year, ahead of our original schedule. The development of the four new upfit facilities is largely complete, and we expect to begin accepting pool vehicles at our Kansas City and Albany facilities late in the fourth quarter.”

Janik added, “As previously noted, the allocation of work trucks we were expecting was significantly reduced starting in September. Our OEM partners are diverting trucks to areas of the country that have been impacted by the multiple natural disasters in recent months. We understand and support these short-term changes and our team has adapted well to the situation. While the chassis availability issue is impacting the entire industry, order patterns and backlog are at record levels. and we remain focused on executing our expansion plans and expect to meet our customers demand throughout 2018.”

Balance Sheet

During the first nine months of 2017, the Company recorded net cash used in operating activities of $0.7 million, compared to net cash provided by operating activities of $11.2 million in the same period last year. The decrease is mostly related to a non-recurring cash payment of approximately $10 million, received in the first quarter of 2016, following the successful conclusion of a patent infringement lawsuit against Buyers Products Company, owner of the SnowDogg line of products.

Inventory was $77.4 million at the end of the third quarter of 2017, compared to $71.6 million at the end of the third quarter of 2016. Accounts receivable totaled $117.5 million at the end of the third quarter of 2017, compared to $120.2 million at the end of the third quarter 2016. The increase in inventory is due to the addition of four new locations in the Work Truck Solutions segment.  The year-over-year change in accounts receivable is attributable to lower year-to-date volumes in the Work Truck Attachments segment.

Dividend

As previously reported, on September 7, 2017 the Company declared a quarterly cash dividend of $0.24 per share of the Company’s common stock. The dividend was paid on September 29, 2017 to stockholders of record as of the close of business on September 19, 2017.

Outlook

Based on recent results, the overall economic climate, dealer sentiment, information on chassis availability from OEM partners, and industry trends, the Company is updating its 2017 financial outlook as follows:

•                  Net sales are expected to be between $450 million and $500 million

•                  Adjusted EBITDA is predicted to range from $80 million to $100 million.

•                  Earnings per share are expected to be in the range of $1.20 per share to $1.60 per share.

It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels in the fourth quarter.

Mr. Janik noted, “While demand trends and backlog remain strong, the separate chassis availability challenges will impact our fourth quarter results and so we have adjusted our annual guidance accordingly. These temporary headwinds are outside of our control, but we believe the vast majority of this delayed business will be completed throughout 2018.”

Janik concluded, “Of course, while our expansion and diversification initiatives have reduced the influence of weather on our business, our fourth quarter results will still be impacted by the magnitude, timing, and location of snowfall. Regardless, we remain focused on our customers and DDMS, which positions us well to execute our strategy and produce strong results over the long-term.”

Webcast Information

The Company will host a conference call on Tuesday, November 7, 2017 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of work truck attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments:  First, the Work Truck Attachments segment, which includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measure used in this press release is Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock based compensation, litigation proceeds, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

With respect to the Company’s 2017 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers and original equipment partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc., which we acquired in 2014, or the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2017	2016
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$1,482	$18,609
Accounts receivable, net	117,536	78,589
Inventories	77,447	70,871
Inventories - truck chassis floor plan	6,034	3,939
Refundable income taxes paid	—	1,541
Prepaid and other current assets	3,417	2,886
Total current assets	205,916	176,435

Property, plant, and equipment, net	52,698	52,141
Goodwill	240,906	238,286
Other intangible assets, net	189,019	194,851
Other long-term assets	5,531	4,460
Total assets	$694,070	$666,173

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,437	$17,299
Accrued expenses and other current liabilities	20,749	27,325
Floor plan obligations	6,034	3,939
Income taxes payable	1,440	—
Short term borrowings	23,000	—
Current portion of long-term debt	2,749	2,829
Total current liabilities	69,409	51,392

Retiree health benefit obligation	7,547	7,193
Pension obligation	9,620	10,184
Deferred income taxes	59,027	54,563
Long-term debt, less current portion	305,354	306,726
Other long-term liabilities	16,522	15,652

Total stockholders’ equity	226,591	220,463
Total liabilities and stockholders’ equity	$694,070	$666,173

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(unaudited)		(unaudited)

Net sales	$125,339	$123,573	$336,958	$286,125
Cost of sales	89,284	86,929	238,683	193,829
Gross profit	36,055	36,644	98,275	92,296

Selling, general, and administrative expense	13,093	15,761	45,074	37,986
Intangibles amortization	2,997	4,395	8,532	7,847

Income from operations	19,965	16,488	44,669	46,463

Interest expense, net	(4,860)	(4,518)	(14,348)	(10,253)
Litigation proceeds	—	—	1,275	10,050
Other expense, net	(24)	(97)	(132)	(230)
Income before taxes	15,081	11,873	31,464	46,030

Income tax expense	5,754	4,571	10,668	17,122

Net income	$9,327	$7,302	$20,796	$28,908

Weighted average number of common shares outstanding:
Basic	22,590,897	22,501,640	22,571,560	22,473,642
Diluted	22,604,921	22,501,640	22,582,502	22,473,642

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.41	$0.32	$0.91	$1.27
Earnings per common share assuming dilution attributable to common shareholders	$0.40	$0.32	$0.90	$1.26
Cash dividends declared and paid per share	$0.24	$0.24	$0.72	$0.71

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Month Period Ended
	September 30, 2017	September 30, 2016
	(unaudited)

Operating activities
Net income	$20,796	$28,908
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13,815	12,217
Inventory step up of acquired business included in cost of sales	—	125
Amortization of deferred financing costs and debt discount	911	642
Stock-based compensation	2,750	2,258
Provision for losses on accounts receivable	1,424	221
Deferred income taxes	4,464	2,734
Earnout liability	(1,186)	(51)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(39,519)	(37,659)
Inventories	(4,929)	(1,973)
Prepaid and other assets and refundable income taxes paid	(55)	3,087
Accounts payable	(2,556)	(1,763)
Accrued expenses and other current liabilities	3,069	952
Benefit obligations and other long-term liabilities	347	1,513
Net cash provided by (used in) operating activities	(669)	11,211

Investing activities
Capital expenditures	(5,216)	(7,084)
Acquisition of business	(7,385)	(175,927)
Net cash used in investing activities	(12,601)	(183,011)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(923)	—
Payments of financing costs	(1,608)	(2,250)
Borrowings on long-term debt	—	129,350
Earnout payment	(5,487)	—
Dividends paid	(16,476)	(16,086)
Net revolver borrowings	23,000	26,000
Repayment of long-term debt	(2,363)	(1,755)
Net cash provided by (used in) financing activities	(3,857)	135,259
Change in cash and cash equivalents	(17,127)	(36,541)
Cash and cash equivalents at beginning of year	18,609	36,844
Cash and cash equivalents at end of quarter	$1,482	$303

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$33,271	$8,481

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September, 30	September, 30	September, 30	September, 30
	2017	2016	2017	2016
Net Sales
Work Truck Attachments	$98,002	$100,448	$247,088	$262,860
Work Truck Solutions	32,243	27,107	96,767	27,107
Corporate & Eliminations	(4,906)	(3,982)	(6,897)	(3,842)
	$125,339	$123,573	$336,958	$286,125
Selling, General & Administrative Expenses
Work Truck Attachments	$7,378	$8,005	$22,780	$23,047
Work Truck Solutions	2,997	2,934	11,309	2,934
Corporate & Eliminations	2,718	4,822	10,985	12,005
	$13,093	$15,761	$45,074	$37,986
Income from Operations
Work Truck Attachments	$23,105	$24,077	$52,186	$62,577
Work Truck Solutions	1,784	(377)	5,143	(377)
Corporate & Eliminations	(4,924)	(7,212)	(12,660)	(15,737)
	$19,965	$16,488	$44,669	$46,463
Depreciation
Work Truck Attachments	$1,366	$1,359	$4,085	$4,012
Work Truck Solutions	408	209	1,086	209
Corporate & Eliminations	32	49	112	149
	$1,806	$1,617	$5,283	$4,370
Assets
Work Truck Attachments	$471,163	$484,261
Work Truck Solutions	215,669	203,403
Corporate & Eliminations	7,238	12,398
	$694,070	$700,062

Capital Expenditures
Work Truck Attachments	$1,470	$1,645	$3,560	$6,439
Work Truck Solutions	600	645	1,656	645
Corporate & Eliminations	—	—	—	—
	$2,070	$2,290	$5,216	$7,084

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2017	2016	2017	2016

Net income	$9,327	$7,302	$20,796	$28,908

Interest expense - net	4,860	4,518	14,348	10,253
Income tax expense	5,754	4,571	10,668	17,122
Depreciation expense	1,806	1,617	5,283	4,370
Amortization	2,997	4,395	8,532	7,847

EBITDA	24,744	22,403	59,627	68,500

Stock based compensation	642	522	2,750	2,258
Litigation proceeds	—	—	(1,275)	(10,050)
Purchase accounting (1)	(1,186)	(58)	(1,186)	74
Other charges (2)	(41)	2,221	728	3,239

Adjusted EBITDA	$24,159	$25,088	$60,644	$64,021

(1) Reflects $1,186 in reversal of earn-out compensation related to Dejana in the three and nine months ended September 30, 2017. Reflects  ($183) in earn-out compensation expense related to TrynEx in the three months ended September 30, 2016.  Reflects ($51) in earnout compensation expense related to TrynEx in the nine months ended September 30, 2016. Reflects $125 in inventory step up related to Dejana included in cost of sales in the three and nine months ended September 30, 2016.

(2) Reflects expenses of ($41) and $2,221 for one time, unrelated legal and consulting fees for the three months ended September 30, 2017 and September 30, 2016, respectively.   Reflects expenses of $728 and $3,239 for one time, unrelated legal and consulting fees for the nine months ended September 30, 2017 and September 30, 2016, respectively.